SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2010

BLOGGERWAVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53631	26-3126279
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
800 West El Camino Real Suite 180 Mountain View, CA 94040
(Address of principal executive offices)
Office: 650.943.2490 Facsimile: 650.962.1188
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On December 13, 2010, Bloggerwave, Inc. (the “Company”) entered into a Reserve Equity Financing Agreement (the “Financing Agreement”) and a Registration Rights Agreement with AGS Capital Group, LLC (“AGS).

Under the terms of the Financing Agreement, AGS has committed, subject to certain conditions, to purchase up to $5 million (the “Commitment Amount”) of the Company’s common stock.  Although the Company is not obligated to sell shares of its common stock to AGS under the Financing Agreement, the Financing Agreement gives the Company the option to sell to AGS shares of its common stock at a per share purchase price equal to 87% of the lowest closing bid price during the five consecutive trading days after the day that the common stock that is being advanced by the Company has been cleared at AGS’ brokerage account.  AGS is not required to purchase the Company’s shares of common stock unless such shares have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”).

The Financing Agreement is effective upon the date (the “Effective Date”) that the Securities and Exchange Commission (the “Commission”) declares effective a registration statement (the “Registration Statement”) registering the resale of the Company’s common stock to be issued in connection with the Financing Agreement.  The Financing Agreement terminates on the earlier of (i) the first day of the month next following the 36-month anniversary of the Effective Date and (ii) the date on which AGS has funded the maximum Commitment Amount in the aggregate.  Despite the foregoing, under certain conditions, the Company may terminate the Financing Agreement, effective upon fifteen trading days’ prior written notice to AGS.  In addition, the Financing Agreement can be terminated by the mutual written consent of the Company and AGS.

The Company may, at any time prior to the one-year anniversary of the Effective Date, provide written notice to AGS that it wishes to increase the Commitment Amount, at which time the Commitment Amount shall be deemed increased; provided that the Company has the ability to register the additional Commitment Amount on the Registration Statement.

As a condition to the Financing Agreement, the directors and officers of the Company are required to enter into a lock-up agreement (the “Lock-up Agreement”) substantially in the form of Schedule 2.4 attached to the Financing Agreement.  Each of Ulrik Svane Thomsen, the CEO, CFO and a director of the Company, and Jacob W. Lemmeke, a director, has entered into the Lock-up Agreement, pursuant to which each has agreed to refrain, for a period commencing on December 13, 2010 and expiring upon the termination of the Financing Agreement, from selling, assigning, pledging or otherwise transferring any shares of common stock of the Company without the prior written consent of AGS, except in accordance of the volume limitations set forth in Rule 144(e) promulgated under the Securities Act.

Pursuant to the Financing Agreement, the Company issued, as partial consideration for AGS entering into the Financing Agreement,  the number of shares of the Company’s common stock that equaled five percent (5%) of the Commitment Amount at the time of issuance, or 15,625,000 shares (the “Commitment Shares”).  The Commitment Shares were issued as follows:  5,988,000 shares to AGS, 5,988,000 to Allen Silberstein (the Founder, Principal, Chief Executive Officer and Chief Investment Officer of AGS) and 3,649,000 to Morris Silberstein.

The foregoing description of the Financing Agreement is qualified in its entirety by reference to the full text of the Reserve Equity Financing Agreement dated December 13, 2010 and the Registration Rights Agreement dated December 13, 2010, both of which are filed as Exhibits 10.3 and 10.4 to this Current Report of Form 8-K and incorporated herein by reference.

Item 3.02       Unregistered Sales of Equity Securities

See Item 1.01 above.

In addition, the Company is relying on an exemption from the registration requirements of the Securities Act for the private placement of the Commitment Shares pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, AGS is an “accredited investor” and/or qualified institutional buyer and has had access to information about the Company and its investment.

ITEM 9.01      Financial Statements and Exhibits

10.1	Equity Financing Agreement dated December 13, 2010 between Bloggerwave, Inc. and AGS Capital Group, LLC, including the Lockup Agreement*

10.2	Registration Rights Agreement dated December 13, 2010 between Bloggerwave, Inc. and AGS Capital Group, LLC*

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2011

BLOGGERWAVE INC.

By:
Ulrik Svane Thomsen
CEO and CFO